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                Proxy Statement Pursuant To Section 14(a) Of
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                         ICN Pharmaceuticals, Inc.
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ICN Pharmaceuticals, Inc. issued the following press release on April 10, 2002.

Press Release

SOURCE: ICN Pharmaceuticals, Inc.



              RIBAPHARM OPTION PACKAGE FOR ICN MANAGEMENT AND
                             DIRECTORS DROPPED


     Costa Mesa, Calif., April 10 /PRNewswire-FirstCall/ -- ICN Pharmaceuticals (NYSE: ICN - news) announced today that its board of directors voted to drop the granting of Ribapharm stock options to ICN directors and management. A cash bonus pool payable upon completion of the pending IPO was approved unanimously by the board of directors, including the shareholder representatives on the Board.

     ICN management and directors had been slated to receive options of Ribapharm on the grounds that ICN leadership deserved a reward for years spent in building the company. The board's compensation committee chaired by former First Interstate Bank chairman Norman Barker, reviewed this option package after consultation with compensation consultants Towers-Perrin and recommended a cash bonus instead. After looking at all the facts and receiving the advice of Towers-Perrin, the committee recommended that the bonus pool be set at $50 million and the committee's recommendation was unanimously approved by the board of directors.

     "This IPO has come about as a result of the diligence and perseverance of ICN's leaders, management and board," said ICN spokesman Alan Charles, "and yet these same individuals will have no future association with the spin-off they created." The board of directors unanimously decided that their dedication should be recognized and rewarded."

     The ICN directors and management who are not going with Ribapharm will be entitled to cash bonuses from the bonus pool in the same proportion as the proposed Ribapharm options. This change will eliminate the dilution the options would have and removed the concern expressed by shareholders from the Ribapharm IPO. ICN, headquartered in Costa Mesa, California, is an innovative research-based company. Its therapeutic focus is in anti-infectives, including anti-virals, dermatology, and oncology.

     ICN said it would continue to pursue its long-term goals by proceeding with its planned restructuring and with continued healthy performance. For the year 2001, ICN posted record revenues of $858 million and record pre-tax income of $144 million. Year over year from March 2001 to March 2002, ICN stock outperformed the drug industry by 42%.

     Additional information is also available on the Company's website at http://www.icnpharm.com.

ICN stockholders are strongly advised to read the proxy statement relating to ICN's 2002 annual meeting of stockholders when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other documents filed by ICN with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, ICN will mail the proxy statement to each stockholder of record on April 9, 2002. ICN will also make additional copies of the proxy statement and any amendments to the proxy statement available for free to ICN's stockholders. Please direct your request for the proxy statement to Investor Relations, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626, telephone (714) 545-0100, extension 3013.

ICN, its executive officers and directors may be deemed to be participants in the solicitation of proxies for ICN's 2002 annual meeting of stockholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by ICN with the Securities and Exchange Commission on April 4, 2002.

THE `SAFE HARBOR' STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

For further information, please contact investors, Joseph Schepers, +1-212-754-4422, or media, Alan Charles, +1-212-355-3100, both of ICN
Pharmaceuticals, Inc.

SOURCE: ICN Pharmaceuticals, Inc.